EXECUTION VERSION

April 5, 2023

Adam Sullivan
210 Barton Springs Road
Suite 300
Austin, Texas 78704
Dear Adam:

On behalf of Core Scientific, Inc. (the "Company"), we are pleased to make this offer to you for employment with the Company pursuant to the terms of this letter (this "Letter Agreement"). This Letter Agreement is subject to approval by the bankruptcy court overseeing the Company's corporate reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Court" and the "Reorganization") in all respects and will not be effective unless and until such approval is obtained.

While working at Core Scientific, you will have the opportunity and the responsibility to make an immediate impact and be part of an exciting team. Our employees thrive in a unique team environment where energy, creativity, and collaboration drive innovation. We are excited to have you join the team.

Other terms of employment include:

1. **Position/Reporting**. You shall serve as a member of the Senior Leadership Team at the Company as President and you will be working under the guidance of, and report to, the Chief Executive Officer. Your start date will be as soon as practicable following approval of this Letter Agreement by the Bankruptcy Court, but no later than 15 days following such approval, with the date certain to be agreed upon by you and the Company (the "Start Date").

2. **At-Will Employment**. You will be employed at will, which means that either you or the Company can elect to terminate the employment relationship at any time, for any or no reason; provided, however, that you and the Company will each be required to provide the other party at least thirty days' prior written notice of your termination of employment (other than in the event of termination by the Company for Cause). Notwithstanding the foregoing, the Company may, in its sole and absolute discretion, by written notice to you, accelerate such date of termination in the event of your resignation. All base salary, benefits and other compensation will end upon the termination of your employment except as required by applicable law or as otherwise provided herein or other agreement.

3. **Principal Place of Employment**. Effective as of your Start Date, your job will be performed remotely. However, you will be required to relocate to the Company's primary office location in Austin, TX or such other location as determined by the Company, when requested by the Company. You understand and agree that you may need to travel as necessary from time to time to perform your duties.

4. **Base Salary**. Effective as of your Start Date, your base salary will be at the annual rate of $500,000 ("Base Salary"), payable at the time and in the manner consistent with the

Company's standard payroll practices. The Base Salary shall be reviewed annually and shall be subject to increase, but not decrease. All references to "Base Salary" shall refer to the then-current base salary.

5. **Equity Award**. It is expected that the Company (or an affiliate) will adopt a new equity incentive plan as part of its proposed Reorganization, as approved by the Bankruptcy Court. You will be entitled to participate in such equity incentive plan and receive an award as determined by the board of directors of the reorganized Company following the Reorganization.

6. **Annual Bonus**: With respect to each calendar year during your employment, commencing on the Start Date, you will be eligible to earn an annual discretionary cash bonus award (the "Annual Bonus") with a target bonus opportunity of no less than 100% of the Base Salary (the "Target Bonus"). For the year 2023, you will be guaranteed a minimum Annual Bonus amount of $500,000. The terms and criteria applicable to the receipt of the Annual Bonus will be determined by the board of directors of the Company (the "Board"). The Company will pay the Annual Bonus to you in the following calendar year, but no later than March 15th of such year, subject to your continued employment on the date such Annual Bonus is paid. The Annual Bonus may be less than, equal to, or greater than the Target Bonus.

7. **Relocation**: Upon request by the Company, you will establish your primary residence proximate to the Company's primary office location, which will be specified by the Company at the time of such relocation request. You shall be reimbursed for any reasonable and customary expenses incurred with your relocation (including, without duplication, moving expenses, up to three air fare (coach) and travel expenses to/from your current residence to the Company's primary office location, up to three months of temporary housing, and broker's fees for the sale of your current residence) ("Relocation Expenses"), subject to your presentation of documentation reasonably satisfactory to the Company that the applicable expense has been incurred. You agree that if your employment relationship with the Company ends due to resignation without Good Reason or termination by the Company for Cause any time prior to the first anniversary of your Start Date, you shall be obligated to repay to the Company all relocation expense reimbursements you received, and you agree that such reimbursements and payments to the Company may be deducted from any payment otherwise owed to you or in the event you become an employee, your final wages and earnings, to the fullest extent permitted by law. If the Company has required you to relocate in accordance with Section 3, then the Company agrees that if your employment relationship with the Company ends after such relocation due to resignation for Good Reason or termination by the Company without Cause any time prior to the first anniversary of your Start Date, the Company shall be obligated to pay reasonable and customary expenses incurred with your relocation to move you and your family to any domestic location of your choosing. Such reimbursements and payments to you may be deducted from any payment otherwise owed to the Company, to the fullest extent permitted by law.

8. **Exclusivity**: Since the Company's business is focused on two hypergrowth industries: blockchain and artificial intelligence, it is important that you devote substantially all of your business time, attention, skill and best efforts to the performance of your duties. You will work exclusively for the Company during the term of your employment. Notwithstanding the foregoing, you shall be permitted to manage personal and family

investments, serve on charitable, civic and industry boards and committees so long as such activities are not competitive and do not materially interfere with your duties to the Company. Any such corporate or industry board or committee membership must be approved by the Board.

9. **Paydays**: You will be paid via direct deposit on the Company's regularly scheduled bi-weekly paydays.

10. **Employee Benefits**. Effective as of your Start Date and at all times thereafter, you will be eligible to participate in compensation and employee benefit plans and programs and receive paid time off benefits available to other senior management of the Company, subject to the terms and conditions of such plans and programs; *provided* that you will not be eligible to participate in any compensation or benefits that are duplicative of those provided herein (*e.g.*, annual bonus and severance). You will be indemnified and receive directors and officers insurance coverage on the same basis as provided to all other officers of the Company.

11. **Business Expenses.** Upon presentation of appropriate documentation, you shall be reimbursed in accordance with the Company's expense reimbursement policy, for all reasonable business expenses incurred in connection with the performance of the your duties hereunder and in connection with your anticipated hiring.

12. **Severance**: In the event of a termination of your employment by the Company without Cause (as defined below) or resignation for Good Reason, you shall be entitled to (i) payment of all accrued but unpaid Base Salary, paid time off and reimbursement for all unreimbursed business expenses through the date of termination (collectively, the "Accrued Obligations"), which will be paid in a single lump sum within 10 business days following the date of termination; (ii) a severance benefit equal to 3 months of your Base Salary (the "Severance Amount"), which will be paid in equal installments over a period of 3 months in accordance with the Company's regular payroll practices, beginning on the first regularly scheduled payroll date following the 60th day after such termination; and (iii) if terminated prior to payment of your Annual Bonus for the year 2023, payment of such Annual Bonus (the "2023 Bonus"), which will be paid when 2023 annual bonuses are paid in accordance with then current Company practice and in no event later than March 15, 2024. Receipt of the Severance Amount and 2023 Bonus is conditioned upon (a) your execution and non-revocation of a mutually acceptable general release of claims (the "Release") and (b) your continued compliance with the Employee Covenants Agreement (defined below). Upon termination of your employment for any other reason, you shall be paid the Accrued Obligations only. The Company shall pay your reasonable out of pocket attorney's fees, up to $5,000, incurred in connection with the drafting, review and negotiation of the Release.

    "Cause" shall mean (i) your continued or willful failure to substantially perform the duties and obligations of your position with the Company (other than any such failure resulting from your permanent disability), including the refusal to follow written and lawful directives from the Chief Executive Officer or the Board related to the performance of your job duties, or your negligence in connection with the performance of such duties, and the failure in either such instance of you to (if capable of being cured) cure such failure, refusal or negligence within 10 days after the receipt by you from the Company of written notice of such failure, refusal or negligence, which notice

shall be provided by the Board within 10 days of such failure, refusal or negligence; (ii) the knowing and material violation by you of any Company policy, including any policy related to workplace conduct and behavior, sexual harassment or discrimination; (iii) the commission by you of any act of fraud, misappropriation, embezzlement, or any deliberate and premeditated act involving moral turpitude, related to your duties under this Letter Agreement; (iv) your violation of a federal or state law or regulation applicable to the business of the Company which violation was or is reasonably likely to be injurious to the Company; (v) your indictment for, conviction of, or entry of plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (vi) the commission by you of a willful act of fraud, theft or material misrepresentation in the course of your duties which injures or was reasonably likely to injure the Company or any customer, client, agent, shareholder or employee of the Company, or that was intended to result in gain or personal enrichment for you at the expense of the Company; (vii) your excessive absence from work not caused by disability or pursuant to leave approved by your direct supervisor; (viii) your material breach of the terms of your agreement(s) with the Company relating to proprietary information and inventions assignment or arbitration, including the Employee Covenants Agreement (as defined below); or (x) your material breach of the terms of this Letter Agreement. In addition, your resignation or termination of employment for a reason other than Cause shall for all purposes of this Letter Agreement be treated as a termination for Cause if, following such resignation or termination, the Board determines reasonably and in good faith, and upon consideration of the relevant facts and circumstances, that the Company could have terminated your employment for Cause on the basis of acts or omissions that occurred at or prior to such resignation or termination. "Good Reason" shall mean, without your consent, (1) any material diminution in your title, duties, responsibilities, or authorities, (2) a reduction in your Base Salary or minimum Target Bonus percentage, or (3) relocation of your principal place of employment by more than 25 miles (other than the relocation expressly contemplated by this Letter Agreement); *provided*, that no event shall constitute Good Reason unless (A) you have given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within 30 days following the occurrence of such event, and (B) you have provided the Company at least 30 days following the date on which such notice is provided to cure such conduct and the Company has failed to do so.

13. **Restrictive Covenants**. You will, as a condition to this offer, be required to execute the Company's standard Proprietary Information and Inventions Agreement attached hereto as Exhibit A (the "Employee Covenants Agreement").

14. **Taxes and Withholding.** The Company shall withhold from all payments made to you hereunder all taxes required to be withheld from such payments under local, state or federal law.

15. **Section 409A**: The payments and benefits under this Letter Agreement are intended to comply with or be exempt from Section 409A of Code, and the regulations and guidance promulgated thereunder (collectively "Section 409A"), whether pursuant to the short-term deferral exception or otherwise, and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be exempt from Section 409A. For purposes of

Section 409A, your right to receive any installment payments pursuant to this Letter Agreement shall be treated as a right to receive a series of separate and distinct payments.

Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days (*e.g.*, "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company. If you are deemed on the date of termination to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such "separation from service," and (ii) the date of your death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Letter Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Notwithstanding anything herein to the contrary if the period during which Executive may review, sign and revoke the release(s) pursuant to Section 12 crosses two calendar years then, to the extent required by Section 409A, any of the compensation and benefits described in Section 12 of this Letter Agreement that would have been made during the first calendar year instead shall be paid on the first payroll date in the second calendar year, with all remaining payments to be made as if no such delay had occurred.

16. **Section 280G**. If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise either during or after the Executive's employment with the Company (collectively, the "Payments") would either subject the Executive to the excise tax imposed under Section 4999 of the Code or could not be deducted for Federal income tax purposes by the payor or the Company due to Section 280G of the Code (a "Parachute Payment"), the Payments shall be reduced so that the maximum amount of the Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Payments to be Parachute Payments; *provided* that no such reduction shall occur if the Executive would receive a greater amount net of all applicable federal, state and local income, employment taxes and the excise imposed under Section 4999 of the Code on the Payments if the Payments were paid in full. If a reduction in the Payments is required hereunder, the Company shall reduce or eliminate the Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), hen by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A. A determination as to (i) whether any of the Payments is a Parachute Payment and (ii) the amount of any reduction, if any, that

may be required pursuant to subsection (a) above, shall be made by an independent accounting firm nationally recognized as expert in Code Section 280G that is appointed by the Company prior to a change in control and is reasonably acceptable to the Executive (the "Accounting Firm"). The Accounting Firm may take into account the value of any services to be rendered prior to or after the change in control and the Company shall cooperate in such valuation.

This Letter Agreement (including the Employee Covenants Agreement) constitutes the entire agreement and understanding of the parties with respect to your employment and the subject matter herein and supersedes all prior agreements, arrangements and understandings, whether written or oral, between the parties. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. You acknowledge and agree that you are not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Letter Agreement. This Letter Agreement may not be altered or modified other than in a writing signed by you and an authorized representative of the Company.

This Letter Agreement is to be interpreted and governed by the laws of the State of Texas.

This Letter Agreement may be signed in counterparts, each of which, along with any facsimile or scanned email versions, will be deemed an original.

Please indicate your acceptance of the terms of this Letter Agreement by signing below within three days and returning a fully executed copy to me.

Sincerely,

Name: Mike Levitt
Title: CEO

Agreed and Accepted:

Name: Adam Sullivan
Date: 04/05/2023

EXHIBIT A

Employee Covenants Agreement

See attached.

CORE SCIENTIFIC, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

As a condition of my continued employment with Core Scientific, Inc., a Delaware corporation (collectively with its subsidiaries, affiliates, successors and/or assigns, the "***Company***") and in consideration of the Company's disclosure of or agreement to disclose certain Proprietary Information (as defined below) to me, any compensation now and/or hereafter paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree to the terms and conditions of this Proprietary Information and Inventions Agreement (this "***Agreement***") as follows:

1. ***Definitions***.

1.1 "***Company Inventions***" means all Inventions that (i) relate to the business or proposed business of the Company and that are discovered, developed, created, conceived, reduced to practice, made, learned or written by me, either alone or jointly with others, during my Service; (ii) utilize, incorporate or otherwise relate to Proprietary Information; or (iii) are discovered, developed, created, conceived, reduced to practice, made, or written by me using Company time, property or equipment.

1.2 "***Intellectual Property Rights***" means all intellectual property, industrial property, proprietary and other similar or equivalent rights of any kind whatsoever throughout the world, including but not limited to patent rights, copyrights (including but not limited to mask work rights), trademark rights, trade secret rights, domain names, data and database rights, publicity, privacy rights (including but not limited to all rights with respect to use of a Person's name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials) and, if recognized, Moral Rights (where "***Moral Rights***" means all rights related to paternity, integrity, disclosure, and withdrawal), whether or not patentable or registrable under copyright or any other similar statutes.

1.3 "***Inventions***" means discoveries, developments, improvements, invention disclosures, trade secrets, processes, formulas, data, lists, software, all other works of authorship, mask works, ideas, creations, concepts, know-how, designs, methodologies and techniques, whether or not any of the foregoing is or are patentable or registrable under Intellectual Property Rights laws in the United States or elsewhere.

1.4 "***Ownership/Use Rights***" means all rights, title and interest (including but not limited to Intellectual Property Rights) in property, whether that property is tangible or intangible.

1.5 "***Proprietary Information***" means all information of any kind (tangible and intangible, written and oral, and including but not limited to information contained or transmitted through any electronic medium) whether before or after the date of this Agreement owned by the Company or provided by third parties or that otherwise relates to the Company's actual or proposed business, which is not publicly available (or if publicly available, has not been made publicly available by me or through any fault of mine), including but not limited to (i) research, development, technical data, trade secrets or know-how, floor plans, addresses and locations of

properties and facilities owned or controlled by the Company, rack layout, rack configuration, server deployment, drawings, plans, engineering, air management, hardware configuration information, power capacity, power rates, power expansion plans, tax credits, incentive credits, rebates, products and product plans, inventory management, security, services, marketing, selling and business plans, budgets, unpublished financial statements, licenses, prices, discounts, strategic partnerships and relationships, software, processing power, transactions and potential transactions, mergers and acquisition plans, costs, contracts and other agreements, suppliers, customers (including, but not limited to, the Company's customers on whom I called or with whom I became acquainted during the term of my Service) and customer lists (including but not limited to current, former and prospective customers), and other business information; (ii) the identity, personal data, skills and compensation of employees, advisors, directors, contractors, and consultants; (iii) specialized training; (iv) information related to Inventions or Intellectual Property Rights owned by the Company or licensed from or otherwise made available by third parties; and (v) other non-public information relating to the Company that is not readily ascertainable.

1.6 "***Service***" means the period during which I am engaged as an employee, contractor, consultant, or other service provider of the Company, including but not limited to any such engagement prior to the date of this Agreement.

1.7 "***Third Party Information***" means non-public information that the Company may from time to time receive from third parties or information related to Inventions or Intellectual Property Rights of third parties, which is subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.

2. ***Nondisclosure.***

2.1 ***Company Proprietary Information.*** I acknowledge that contemporaneously with my execution of this Agreement, the Company is providing me with Proprietary Information and/or initial specialized training. In consideration of the Company's provision of Proprietary Information and initial specialized training, I agree that during my Service and thereafter, pursuant to this agreement (the "***Nondisclosure Agreement***"), I will hold in strictest confidence and not use, except for the exclusive benefit of the Company, any of the Proprietary Information, and will not disclose, make available, discuss, transmit, use, lecture upon, or publish any Proprietary Information, except as such disclosure, availability, discussion, transmission, use, or publication may be expressly authorized by the Company's Board of Directors or Chief Executive Officer, in any such case pursuant to a written non-disclosure agreement that sufficiently protects the Proprietary Information or as required by law or legal process or to my legal advisors. I further acknowledge and agree that all rights, title, and interest in any Proprietary Information will remain the exclusive property of the Company. I also acknowledge and agree that in connection with this Nondisclosure Agreement, I will also be bound by the provisions of Section 5. I further acknowledge and agree that the Company's conduct in agreeing to and providing me with Proprietary Information in exchange for my Nondisclosure Agreement gives rise to the Company's interest in restraining me from competing, directly or indirectly, against the Company as set forth in Section 5 (the "***Non-Compete and Non-Solicitation Agreement***"), and that my agreement to the Non-Compete and Non-Solicitation Agreement is designed to enforce my Nondisclosure Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to limit my right to (i) discuss the terms, wages, and working conditions of my employment to the extent permitted and/or protected by applicable labor laws, (ii) report a possible

violation of any U.S. federal, state, or local law or regulation to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (a "***Government Agency***"), (iii) participate in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iv) filing a charge or complaint with a Government Agency. Additionally, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Proprietary Information that is made (a) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) in court proceedings if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to your attorney in such lawsuit, provided that you must file any document containing the trade secret under seal, and you may not disclose the trade secret, except pursuant to court order.

2.2 ***Third Party Information***. At all times during my Service and thereafter, I will hold Third Party Information in the strictest confidence and not use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party, and will not disclose, make available, discuss, transmit, use, lecture upon, or publish any Third Party Information, except as such disclosure, availability, discussion, transmission, use, or publication may be required in connection with my Service, or unless the Chief Executive Officer or the Board of Directors of the Company expressly authorizes such in writing, and in any such case pursuant to a written non-disclosure agreement that sufficiently protects the Proprietary Information as authorized by the foregoing individual.

2.3 ***Former Employer Information***. I agree that during my Service I shall not use or incorporate with or into any Company Invention or Service any information, trade secrets, or other property of any former employer, any person or entity to whom or for whom I provided services, or any other person or entity, unless I have obtained all consents, licenses, or other rights necessary to allow me to provide the Company with the assignments and licenses set forth herein and the Company has expressly consented thereto in writing. I represent and warrant that during my Service I shall not improperly use or disclose any information, trade secret, or other property if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any documents or any other property belonging to any former employer or any other person or entity unless expressly consented to in writing by that former employer, person, or entity and the Company has expressly consented thereto in writing. If I use or incorporate any information, trade secret, or other property in violation of any of the foregoing restrictions, I shall promptly notify Company. I further represent that I am not a party to any currently effective employment contract, covenant not to compete or other agreement that could potentially have any bearing on my ability to accept employment with the Company, and that the Company has instructed me that I am not to perform any action, directly or indirectly, in the course of any duties or responsibilities that I may have at any time for it, that would violate the terms of any currently effective contract to which I am a party.

2.4 ***Notice of Unauthorized Disclosure.*** If I lose or make unauthorized disclosure of any Proprietary Information, I will immediately notify the Company and take all reasonable steps necessary to retrieve the lost or improperly disclosed Proprietary Information.

3. ***Assignment.***

3.1 ***Assignment of Ownership/Use Rights.*** Subject to Section 3.5 with respect to works of authorship, I hereby unconditionally and irrevocably assign to and vest all title, interest, and right in the Company all Ownership/Use Rights I may have or acquire now or in the future in any Proprietary Information and acknowledge that all Proprietary Information shall be the sole property of the Company and that the Company shall be the sole owner of all Ownership/Use Rights in connection therewith. Subject to Section 3.5 with respect to works of authorship, I hereby unconditionally and irrevocably assign to and vest all title, interest, and right in the Company all Ownership/Use Rights I may have or acquire now or in the future in and to any and all Company Inventions and acknowledge that all Company Inventions shall be the sole property of the Company and that the Company shall be the sole owner of all Ownership/Use Rights in connection therewith. I understand and agree that the decision whether or not to commercialize or market any Company Invention is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to me as a result of the Company's efforts to commercialize or market any such Company Invention. Without limiting the generality of the foregoing, I acknowledge that I provided certain services to the Company or its subsidiaries prior to the date of this Agreement, and that, in connection therewith, as consideration (the receipt and sufficiency of which is hereby forever acknowledged) for, among other things, the Company's disclosure of or agreement to disclose certain Proprietary Information, any compensation previously or hereafter paid to me, as well as the other consideration recited herein, I hereby confirm that I intended to and did, and hereby irrevocably confirm that I do, assign to the Company all Company Inventions and Proprietary Information prior to the date of this Agreement, except as may be expressly provided pursuant to Section 3.2 below.

3.2 ***Retained Inventions.*** To preclude any possible uncertainty over the ownership of any Inventions, I have set forth on **Exhibit A** attached hereto a complete list of all Inventions that I have, alone or jointly with others, prior to commencement of my Service, discovered, developed, created, conceived, reduced to practice, made, learned, or written, or caused to be discovered, developed, created, conceived, reduced to practice, made, learned, or written, that I consider to be my property or the property of third parties (collectively, "***Retained Inventions***"). I agree that I will not use, incorporate, or permit to be incorporated, any Retained Inventions in the Services without the Company's prior written consent. If, in the course of my Service, I incorporate any Retained Inventions into a Company Invention, product or service or rely upon any Retained Invention in discovering, developing, creating, conceiving, or reducing to practice any Company Invention, then notwithstanding any violation of the foregoing and not in limitation of any other right or remedy of Company hereunder, I hereby unconditionally and irrevocably grant to the Company an exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid, assignable, right and license, with the right to sublicense through multiple levels of sublicensees, (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally perform, transmit and display, and otherwise use such Retained Invention in any medium or format, whether now known or hereafter discovered, as part of or in connection with such Company Invention, product or service, (ii) to use, make, have made, sell, offer to sell,

import, and otherwise exploit such Retained Invention as part of or in connection with such Company Invention, product or service alone or in combination with other items, and (iii) to exercise any and all other present or future rights in such Retained Invention as part of or in connection with such Company Invention, product or service or otherwise.

3.3 ***Exception to Assignments***. I understand that the provisions of this Agreement requiring assignment of Company Inventions to the Company do not apply to any Invention that I have developed entirely on my own time without using the Company's equipment, supplies, facilities, trade secret information, Proprietary Information or other property (an "***Other Invention***") except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the business or proposed business of the Company, or actual or demonstrably anticipated research or development of the Company or (ii) result from or relate to any work that I or others performed for the Company or any Company Invention or Proprietary Information. I will advise the Company promptly in writing of any Invention that I believe constitutes an Other Invention and is not otherwise disclosed on **Exhibit A**. I agree that I will not incorporate, or permit to be incorporated, any Other Invention owned by me or in which I have an interest into a Company Invention, product or service without the Company's prior written consent. If, in the course of my Service, I incorporate an Other Invention owned by me or in which I have an interest into a Company Invention, product or service or rely upon any such Other Invention in discovering, developing, creating, conceiving, or reducing to practice any Company Invention, then notwithstanding any violation of the foregoing and not in limitation of any other right or remedy of Company hereunder, I hereby unconditionally and irrevocably grant to the Company an exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid, assignable, right and license, with the right to sublicense through multiple levels of sublicensees, (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally perform, transmit and display, and otherwise use such Other Invention in any medium or format, whether now known or hereafter discovered, as part of or in connection with such Company Invention, product or service, (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit such Other Invention as part of or in connection with such Company Invention, product or service alone or in combination with other items, and (iii) to exercise any and all other present or future rights in such Retained Invention as part of or in connection with such Company Invention, product or service or otherwise.

3.4 ***Maintenance of Records***. I agree to keep and maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during my Service. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will remain the sole property of the Company.

3.5 ***Works of Authorship***. I acknowledge and agree that any work of authorship that is made by me (either alone or jointly with others) during my Service comprising Company Inventions shall be deemed to be a "***work made for hire***," as that term is defined in the United States Copyright Act (17 U.S.C. § 101), and shall be the sole and complete property of the Company. To the extent that any such work of authorship may not be deemed to be a work made for hire, I hereby unconditionally and irrevocably assign and vest all title, interest, and right of all my Ownership/Use Rights in and to such work to the Company. If any such work of authorship cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual,

worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my Service, whether during or after my employment with the Company, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Inventions. To the extent Moral Rights may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby unconditionally and irrevocably waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

3.6 ***No License to Company Inventions***. I acknowledge and agree that nothing in this Agreement shall be deemed to grant, by implication, estoppel or otherwise, (i) a license from the Company to me to make, use, license, or transfer in any way a Company Invention or (ii) a license from the Company to me regarding any of the Company's existing or future Ownership/Use Rights.

3.7 ***Inventions Assigned to the United States***. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

4. ***Enforcement of Rights***.

4.1 ***Further Assurances***. I will assist the Company to obtain and from time to time enforce Ownership/Use Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including but not limited to appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Ownership/Use Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Ownership/Use Rights to the Company. My obligation to assist the Company with respect to Ownership/Use Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my Service, but the Company shall compensate me at a reasonable rate after such termination for the time actually spent by me at the Company's request on such assistance.

4.2 ***Attorney-in-Fact***. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby unconditionally and irrevocably designate and appoint the Company's and its assigns' duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed, verified, and filed by me, with such power of attorney being coupled with an interest. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Ownership/Use Rights assigned hereunder to the Company.

4.3 ***Obligation to Keep Company Informed***. During my Service, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Company Inventions. In addition, during the first year after termination of my Service, I will provide the Company with a complete copy of each patent application and copyright registration application (including but not limited to any mask work registration application) filed by me or that names me as an inventor, co-inventor, author, co-author, creator, co-creator, developer, or co-developer. I will provide the Company with a copy of such applications concurrently with the filing of such applications.

5. ***Non-Competition; Non-Solicitation***.

5.1 ***Provision of Confidential Information***. I understand and acknowledge that the Company's willingness to provide me with access to the Proprietary Information, Third Party Information, and initial specialized training is based in material part on my agreement to the provisions of this Section 5 and Section 5.4(b) below and that any breach by me of the provisions of this Section 5 and Section 5.4(b) below will materially damage the Company. I also acknowledge that work and experience with the Company will enhance my value to competitive firms, and that the nature of the Proprietary Information and Third Party Information to which I will be given access would make it difficult, if not impossible, for me to work for a competing company in a position where my duties are similar to those I perform for the Company without disclosing or utilizing the Proprietary Information and Third Party Information. Notwithstanding anything herein, the Company shall have no obligation to provide me with any Proprietary Information, Third Party Information or initial specialized training and may deny me access to any or all of the foregoing at any time and for any or no reason.

5.2 ***Interference with Customer Relationships***. I acknowledge and agree that information about the Company's customers and the Company's marketing strategy with respect to those customers constitutes Proprietary Information and may be a trade secret of the Company. I agree that during the course of my Service, and for a period of twelve (12) months immediately following the termination of my Service for any reason, whether with or without cause, at the option either of the Company or myself, with or without notice, or twelve (12) months from the date of any court order enforcing all or part of this Agreement, whichever is later, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit to the detriment of the Company and/or for the benefit of any competitor of the Company, take away or attempt to take away, in whole or in part, any Customer of the Company or otherwise interfere with the Company's relationship with any such Customer; and I will not use Proprietary Information, Third Party Information, trade secrets or other unfair business practices to divert or attempt to divert from the Company any Customer of the Company. For purposes of this Section 5.2, "***Customer***" shall mean any person, company or business entity (i) to which the Company sells or licenses goods or services and (ii) that I had contact with or performed services for during my Service with the Company or about whom I had access to Proprietary Information by virtue of my employment with the Company.

5.3 ***Non-Solicitation***. I acknowledge that the Company's employees are a valuable resource of the Company. I agree that during the course of my Service, and for a period of twelve (12) months immediately following the termination of my Service for any reason, whether with or without cause, at the option either of the Company or myself, with or without notice, or twelve (12) months from the date of any court order enforcing all or part of this

Agreement, whichever is later, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit, assist, recruit, induce or in any way encourage any employee or exclusive consultant of the Company to terminate his or her employment relationship or consulting relationship with or for the Company. It shall not be a violation of this Section 5.3 for me to place a general advertisement for employment (whether written, electronically or otherwise) not explicitly targeted at Company employees.

5.4 ***Covenant Not to Compete.***

(a) I agree that during the course of my Service, I will not, either directly or indirectly, (i) act or agree to act as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) own or acquire any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any person, corporation, firm, or other entity that competes with, or that is planning to compete with, the Company's business in the Territory (A) as conducted by the Company during the course of my employment with the Company or (B) planned to be conducted by the Company pursuant to a product or business plan developed prior to the termination of my employment with the Company. "***Territory***" shall mean (i) all states of the United States of America and (ii) all other areas of the world in which the Company is then engaged in business. In particular, "***Territory***" shall include such geographic areas in which (I) the Company's products and services are then deployed, (II) the Company then has an established customer or (III) the Company then has operations or otherwise targets sales and marketing activities or conducts or has taken concrete steps to conduct business during the course of my employment.

(b) I acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to use, except for the benefit of the Company, nor to disclose the Company's Proprietary Information and my obligation not to compete contained in Section 5.4(a) above is necessary to protect the Company's Proprietary Information and to preserve the Company's value and goodwill. I further acknowledge the time, geographic and scope limitations of my obligations under Section 5.4(a) above are reasonable, especially in light of the Company's desire to protect its Proprietary Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company as described above.

(c) The covenants contained in Section 5.4(a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 5.4(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of Section 5.4(a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

(d) This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should I later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that I intend to engage in, I will first notify the Company in writing and meet with a Company representative and a neutral mediator selected in the sole discretion of the Company (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. I will provide this notification at least fourteen (14) days before I engage in any activity on behalf of a competitor of the Company or engage in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive my right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time. All rights of both parties will be preserved if this requirement is complied with even if no agreement is reached in the conference. I further agree that during the term of the restrictions in this Section 5, I shall promptly inform the Company in writing of the identity of any new employer, the job title of my new position and a description of any services to be rendered to that employer; and, if the new employer is a competitor of the Company, will communicate my obligations under this Agreement to each new employer prior to signing any agreement with any prospective employer, which shall include providing each new employer with a copy of this Agreement.

6. ***No Conflicting Obligations***. I represent that my performance of all the terms of this Agreement and my Service does not and will not breach any agreement between me and any other employer, customer, person or entity. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith. I agree that, during the course of my Service, I will not engage in any other employment, occupation or consulting related to the business in which the Company is now involved or becomes involved during the course of my Service, nor will I engage in any other activities that conflict with my obligations to the Company.

7. ***Return of Company Property***. When my Service is completed or at the Company's request at any time and for any or no reason, I will immediately deliver to the Company (and will not keep in my possession, reproduce, copy, recreate or deliver to anyone else) all drawings, notes, records, data, notes, reports, proposals, lists, correspondence, blueprints, sketches, materials, equipment, memoranda, specifications, devices, formulas, and other documents (whether written, printed, or otherwise reproduced or recorded), together with all copies thereof, including but not limited to copies stored in any electronic medium, and any other material containing, constituting, or disclosing any Company Inventions, Third Party Information and/or Proprietary Information. I will also immediately deliver all Company property, including but not limited to, laptops, computers, pagers, cell phones, smart phones, corporate credit cards, keys and/or access cards. I further agree that (i) all property owned, leased, or licensed by the Company, including but not limited to disks and other storage media (electronic or physical), servers, filing cabinets or other work areas, and (ii) all personal devices, personal email and personal storage media (electronic or physical) used for the Company's business is subject to inspection by personnel of the Company at any time with or without notice. In the event of the termination of my Service, I agree to sign and deliver the "***Termination Certification***" attached hereto as **Exhibit B**.

8. ***Legal and Equitable Remedies***.

8.1 ***Generally***. I acknowledge and agree that any breach or threatened breach of any term of this Agreement will result in immediate and irreparable harm to the Company and

will cause damage to the Company in amounts difficult to ascertain and that monetary damages alone will not provide an adequate remedy to the Company. Accordingly, I agree that the Company shall be entitled, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement, to a temporary restraining order and to a preliminary and/or permanent injunction. I acknowledge that the remedies contained in this paragraph are reasonably related to the injuries the Company may sustain as a result of my breach or threatened breach of my obligations under the Non-Compete and Non-Solicitation Agreement and are not a penalty.

8.2 ***Non-Compete Remedy***. Notwithstanding any provision to the contrary, in the event an enforcement remedy is sought under Section 5, the time periods provided for in that Section shall be extended by one day for each day I fail to comply with the restriction at issue. In the event of breach or threatened breach by me of any provision of Section 5 of this Agreement, the Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (ii) recovery of all attorney fees and costs incurred by the Company in obtaining such relief, and (iii) any other legal and equitable relief to which the Company may be entitled, including without limitation any and all monetary damages which the Company may incur as a result of said breach or threatened breach. An agreed amount for the bond to be posted if an injunction is sought by the Company is Five Hundred Dollars ($500). The Company may pursue any remedy available, without limitation, including but not limited to declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

9. ***Authorization to Notify New Employer***. In the event that my employment with the Company terminates for any reason, I will provide a copy of this Agreement to any subsequent employer, and I hereby irrevocably authorize the Company to notify and provide a copy of this Agreement to any prospective or new employer or entity for whom I provide or may provide services about my rights and obligations under this Agreement following the termination of my Service.

10. ***Notices***. Any notices required or permitted hereunder shall be given to the appropriate party at the party's last known address. Such notice shall be deemed given upon personal delivery to the last known address or if sent by certified or registered mail, three days after the date of mailing.

11. ***General Provisions***.

11.1 ***Entire Agreement***. This Agreement, and any offer letter or employment, contractor or consulting agreement signed concurrently herewith or prior hereto, sets forth the entire agreement and understanding between the Company and me relating to the subject matter hereof and supersedes and merges all prior discussions or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral, and any previously executed proprietary information agreements.

11.2 ***Severability.***

(a) I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

(b) I understand and agree that this Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any Section of this Agreement, including but not limited to, Sections 5.2, 5.3 and 5.4, is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made. If, however, any section of this Agreement, including, but not limited to, Sections 5.2, 5.3 and 5.4, is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

11.3 ***Successors and Assigns***. I acknowledge that I may not assign this Agreement without prior written consent of the Company. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns. I expressly agree that the Company has the right to assign this Agreement.

11.4 ***Survival***. The provisions of this Agreement shall survive the termination of my Service for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.

11.5 ***Amendment; Waiver***. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the undersigned and the Chief Executive Officer of the Company. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

11.6 ***Construction***. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof. The language used in this Agreement will be deemed to by the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against either party.

11.7 ***Counterparts***. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

11.8 ***Telecopy Execution and Delivery***. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile, DocuSign or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

12. ***Choice of Law and Venue; Dispute Resolution***

12.1 ***Governing Law***. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES.

12.2 ***Arbitration***. In the event any claim, demand, cause of action, dispute, controversy or other matter in question (a "***Claim***") arises out of this Agreement, the termination of this Agreement, or my employment relationship with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against me or that I may have against the Company or any affiliate of the Company, or any of the foregoing entities' respective officers, directors, employees or agents in their capacity as such or otherwise, such Claim shall be submitted exclusively to confidential and binding arbitration before a single arbitrator in a proceeding conducted in accordance with the Federal Arbitration Act ("***FAA***") and, to the extent an issue is not addressed by the FAA, with the then-current Employment Arbitration Rules and Procedures of JAMS ("***JAMS Rules***"). The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability of this Agreement, including without limitation this Section 12.2, any Claim that all or part of this Agreement is void or voidable and any Claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties. Discovery shall be allowed and conducted in accordance with the applicable JAMS Rules, provided that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims and defenses. The arbitrator shall have the power to enter any award that could be entered by any court having competent jurisdiction. The award shall be issued in writing and state the essential findings and conclusions on which such award is based. Venue for arbitration and for any disputes relating to the enforceability of this Section 12.2 will be in the county and state in which I am (or was last) employed by the Company.

12.3 ***Confidentiality of Disputes***. All proceedings conducted pursuant to this Section 12, including but not limited to any order, decision or award of the arbitrator, shall be kept confidential by all parties.

12.4 ***Allocation of Costs***. The non-prevailing party in respect of any Claim shall bear all costs and expenses of the arbitration that are actually incurred by the parties, unless otherwise determined by the arbitrator in accordance with Delaware or federal law; provided,

however, that each party shall bear its own attorney fees and expenses in any dispute unless a statutory section at issue, if any, authorizes the award of such costs to the prevailing party.

12.5 ***Temporary Relief.*** Notwithstanding any of the foregoing or any other provision of this Agreement, the Company or I may petition a court for an injunction to maintain the status quo pending resolution of any Claim under Section 12, and this Section 12 shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under this Section 12.

12.6 ***Waiver Of Jury Trial.*** THE COMPANY AND I AGREE THAT, IN THE EVENT THAT THE ARBITRATION PROVISION SET FORTH IN SECTION 12.2 IS UNENFORCEABLE FOR ANY REASON, ALL CLAIMS SHALL BE DECIDED BY TRIAL BEFORE THE COURT AND NOT BY A JURY TRIAL. THE VENUE FOR ANY SUCH TRIAL SHALL BE IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY AND STATE IN WHICH I AM (OR WAS LAST) EMPLOYED BY THE COMPANY.

* * * * *

[SIGNATURE PAGE FOLLOWS]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY SERVICE, RESTRICTS MY RIGHT TO DISCLOSE OR USE PROPRIETARY INFORMATION AND THIRD-PARTY INFORMATION DURING OR SUBSEQUENT TO MY PERIOD OF SERVICE, PROHIBITS ME FROM COMPETING WITH THE COMPANY DURING AND FOR TWELVE (12) MONTHS AFTER MY SERVICE IS TERMINATED FOR ANY REASON, AND FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY DURING AND FOR TWELVE (12) MONTHS AFTER MY SERVICE IS TERMINATED FOR ANY REASON.

I ACKNOWLEDGE AND AGREE TO EACH OF THE FOLLOWING ITEMS: (I) I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE; (II) I HAVE CAREFULLY READ THIS AGREEMENT; (III) I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND THEM; AND (IV) I HAVE COMPLETELY FILLED OUT **EXHIBIT A** TO THIS AGREEMENT; AND (V) I SOUGHT THE ADVICE OF AN ATTORNEY OF MY CHOICE IF I WANTED TO BEFORE SIGNING THIS AGREEMENT.

This Agreement shall be effective as of the first day of my Service.

Dated: May 3, 2023

[signature]
Signature

Adam Sullivan
Print Name

Address:
3543 S Ocean Blvd Apt 103
Palm Beach, FL 33480

ACCEPTED AND AGREED TO:

Core Scientific, Inc.

By: [signature]

Name: Mike Levitt

Title: CEO

EXHIBIT A

Ladies and/or Gentlemen:

Pursuant to the Proprietary Information and Inventions Agreement (the "***Agreement***") by and between me and Core Scientific, Inc., the following is a complete list of all Inventions (as such term is defined in the Agreement) that I desire to remove from the operation of the Agreement in accordance with Section 3.2 of the Agreement.[1]

X I have no Inventions to disclose.

____ I have Inventions which I have disclosed on the attached Invention Disclosure form(s).

[signature]
Signature

Adam T. Sullivan
Print Name

5/3/2023
Date

[1] Note to Draft: One of these options must be checked. In addition, any disclosures on this Exhibit must be reviewed and approved by the Company before this Agreement is executed.

LIST OF RETAINED INVENTIONS
AND PRIOR WORKS OF AUTHORSHIP

Invention Disclosure # ________

Inventors: 1. ______________________

2. ______________________

3. ______________________

Title of Invention: ______________________

Problem solved by invention: ______________________

____

Invention Description: ______________________

Add additional signed, dated sheets and drawings if necessary.

Has this invention been disclosed outside of the Company?

Yes____ No____

Inventor Signature: ______________________ Date: ______________________

Print Name: ______________________

EXHIBIT B

Core Scientific, Inc.

TERMINATION CERTIFICATION

I represent that I do not have in my possession, nor have I failed to return, any drawings, notes, records, data, notes, reports, proposals, lists, correspondence, blueprints, sketches, materials, equipment, memoranda, specifications, devices, formulas, or other documents or property (whether written, printed, or otherwise reproduced or recorded), or copies thereof, including but not limited to copies stored in any electronic medium, belonging to Core Scientific, Inc., its subsidiaries, affiliates, successors and/or assigns (together, the "***Company***").

I further represent that I have complied with all the terms of the Company's Proprietary Information and Inventions Agreement signed by me, including, but not limited to, the reporting of any Company Inventions or Other Inventions (as such terms are defined therein).

I confirm my ongoing agreements contained in the Proprietary Information and Inventions Agreement, including but not limited to Section 2 (Nondisclosure), Section 5.2 (Interference with Customer Relationships), Section 5.3 (Non-Solicitation) and Section 5.4 (Covenant Not to Compete).

____
Signature

____
Print Name

____
Date